Agreement for Terminating the Equity Transfer Agreement

Party A: Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd

Party B: Guangxi Hongzhen Investment Co., Ltd

Upon friendly negotiations between Party A and B, the following agreement regarding the equity transfer of Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd (“Hang-ao”) is entered in accordance with the principle of equality and mutual benefit.

I. According to the Equity Transfer Agreement executed between Party A and Party B on November 13, 2015, Party A would transfer its 88% equity interest of Hang-ao (“targeted equity interest”) to Party B at the price of RMB 48.4 million Yuan (“Consideration”). After the execution of the Equity Transfer Agreement, Party B has paid RMB 4 million Yuan to the bank account designated by Party A as the earnest money deposit. Considering Party B prepared to get Hang-ao listed on the NEEQ (the National Equities Exchange and Quotations), in the process of the due diligence, Party B found Hang-ao couldn’t get its house property and land ownership certificates before the deadline (December 15, 2015) described in the previous Equity Transfer Agreement, however, the NEEQ requires the ownership certificates of all the house and land assets, which caused the failure of the above-mentioned deal. After the discussion between Party A and Party B, both Parties agree to terminate the previous Equity Transfer Agreement and the transfer of the targeted equity interest of Hang-ao.

II. In terms of the negotiation, Party A agrees to return the RMB 4 million Yuan within 7 work days after the termination of the Equity Transfer Agreement.

III. As per promise between Party A and Party B, if Party A is still willing to sell its targeted equity interest and Party B is still willing to buy the targeted equity interest after Party A gets the land and house property certificates in the future, Party B has the right of first refusal.

IV. Both Parties shall have the obligations to keep confidential regarding each party’s commercial information acquired during the performing of the agreement, the confidentiality is still valid and effective upon the termination of the agreement. Should any party violates the confidential clause and causes loss to the other party, it should undertake all the charges and losses of the other party.

V.  Effective Clauses and Miscellaneous

1. This agreement shall be effective upon the execution of Party A and Party B.

2. Any disputes caused by the implement of this agreement must be first settled by Party A and Party B pursuant to the principle of friendly negotiations. In case no such settlement can be reached, either party has the right to file a suit to the People’s court where Party A is located.

3. This agreement is in duplicate, each of the parties holds one copy, and all of which shall be deemed to be an original and share the same legal effect.

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【Signature Page】

Party A: Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd

Legal Person or authorized representative: Hanying Li (signature)

Date: December 25, 2015

Party B: Guangxi Hongzhen Investment Co., Ltd

Legal Person or authorized representative: Hanzhi Shao (signature)

Date: December 25, 2015